Exhibit 10.35

PAYMENT AND SUBSCRIPTION AGREEMENT

This Payment and Subscription Agreement (the "Agreement") is made and entered into as of December 19, 2007 among El Pollo Loco, Inc. (the "Company"), a Delaware corporation, Chicken Acquisition Corp. ("CAC"), a Delaware corporation, and Trimaran Fund II, LLC ("Purchaser"), a Delaware limited liability company.

WHEREAS, the Company is required to post a bond (the "Bond") securing its obligation to pay a judgment (the "Judgment") in connection with the El Pollo Loco S.A. de C.V. v. El Pollo Loco, Inc. litigation (the "Litigation");

WHEREAS, the Purchaser agrees to assist the Company in posting the Bond in consideration for the Company and CAC entering into this Agreement and a Fee Agreement (the "Fee Agreement"), dated the date hereof, among the Purchaser, the Company and CAC, pursuant to which the Company or CAC, as the case may be, shall pay Purchaser specified fees in respect of the services Purchaser is providing to the Company in posting the Bond; and

WHEREAS, in the event that Purchaser pays, directly or indirectly, any amounts (the aggregate of such amounts, the "Investment Amount") relating to the Bond or the Judgment, including any costs and expenses of Purchaser related to this Agreement or the Fee Agreement, any amounts pursuant to the Reimbursement Agreement (as defined in the Fee Agreement) or relating to any cash collateral provided thereunder, Purchaser shall be reimbursed for the Investment Amount pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties herein contained, the Company, CAC and Purchaser hereby agree as follows:

1.  Bond Posting; Payment or Subscription.

(a)  Bond Posting. On the date hereof, Purchaser shall cause the Letter of Credit (as defined in the Reimbursement Agreement) to be issued to secure the Bond being posted on behalf of the Company.

(b)  Payment or Subscription. At the Closing (as defined below) upon the terms and subject to the conditions set forth in this Agreement, in consideration for Purchaser's payment of the Investment Amount, at Purchaser's option:

(i)  the Company or CAC shall pay Purchaser or Purchaser's designee an amount in cash equal to up to the Investment Amount;

(ii)  the Company or CAC, at Purchaser's option, shall issue to Purchaser or Purchaser's designee a promissory note with a principal amount equal to up to the Investment Amount containing terms substantially similar to those set forth in Exhibit A hereto, subject to applicable preemptive rights as described below;

(iii)  Purchaser or Purchaser's designee shall automatically, and with no further action by any party hereto, have a right of payment due immediately from the Company or CAC, at Purchaser's option, for payment in full of an amount equal to up to the Investment Amount, accruing interest at a rate of 13.25% per annum, compounded annually, which rate shall increase by 0.50% per calendar quarter (with the first such increase occurring at the beginning of the second calendar quarter after the Closing) up to a maximum rate of 17.5% per annum;

(iv)  CAC shall issue to Purchaser or Purchaser's designee shares of Convertible Preferred Stock, par value $0.01 per share (the "Convertible Preferred Stock"), in CAC at a price per share and on terms substantially similar to those set forth in Schedule B hereto in an aggregate issue price equal to up to the Investment Amount, subject to applicable preemptive rights as described below;

(v)  CAC shall issue to Purchaser or Purchaser's designee shares of common stock, par value $0.01 per share (the "Common Stock"), of CAC at a price per share as set forth in Schedule C hereto in an aggregate amount equal to up to the Investment Amount, subject to applicable preemptive rights as described below; or

(vi)  Purchaser may choose any combination of (i) through (v) above for an aggregate amount equal to up to the Investment Amount;

provided that, Purchaser may choose options (i) through (vi) only to the extent that such options do not result in a default under the terms of the Company's or CAC's outstanding indebtedness at the time of the Closing; provided further that any Issuance (as defined below), including any issuance pursuant to Section 1(c) below, to a party to the LLC Operating Agreement (as defined below) shall be held, at Purchaser's option, either: (i) directly by the purchasing stockholder or (ii) through Trimaran Pollo Partners, LLC. For purposes of this Agreement, the "Payment" shall mean any of (i) through (vi) above.

(c)  Preemptive Rights. Any issuance of shares or debt securities under this Agreement or the Fee Agreement (each, an "Issuance") pursuant to Sections 1(b)(ii), (iv), (v) or (vi) above shall be subject to applicable preemptive rights pursuant to the Stockholders Agreement (the "Stockholders Agreement"), dated November 18, 2005, by and among CAC and the stockholders listed therein, and the Second Amended and Restated Limited Liability Company Operating Agreement (the "LLC Operating Agreement"), dated March 8, 2006, of Trimaran Pollo Partners, LLC. To the extent any parties to such agreements elect to exercise applicable preemptive rights with respect to any Issuance, at Purchaser's option:

(i)  upon such Issuance, Purchaser shall sell to each party who has duly applicable exercised preemptive rights the number of shares or debt securities (or pro rata portion of such debt security, as the case may be) as to which such preemptive rights have been exercised at a price per share or per debt security equal to the price per share or per debt security in the Issuance; or

(ii)  CAC shall (A) repurchase from Purchaser the number of shares or debt securities as to which such preemptive rights have been duly exercised at a price per share or per debt security equal to the price per share in the Issuance and (B) sell such shares or debt securities to each party who has duly exercised applicable preemptive rights.

(d)  Closing. The closing (the "Closing") of the Payment shall take place no later than five days after all of the conditions set forth in Section 3 of this Agreement have been satisfied or waived (other than those conditions which by their terms are intended to be satisfied at the Closing) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or on such other date as mutually agreed by the parties to this Agreement.

(e)  Blue Sky Compliance. The Company, Purchaser and CAC shall comply with all state securities or "blue sky" laws which are applicable to the Payment hereunder, and Purchaser agrees to provide the Company and CAC with such information, and cooperate with such filings, as may be required in connection with such compliance.

(f)  Stockholders Agreement. If shares of capital stock are to be issued pursuant to this Agreement or the Fee Agreement, (i) the Purchaser or Purchaser's designee, as applicable, shall, if necessary, execute a Joinder (the "Joinder") to the Stockholders Agreement pursuant to which Purchaser or Purchaser's designee, as applicable, becomes a party to the Stockholders Agreement as an Additional Stockholder (as defined in the Stockholders Agreement) and bound by the provisions thereto and (ii) CAC shall cause such amendments to the Stockholders Agreement as are required pursuant to the terms thereto to reflect Purchaser or Purchaser's designee, as applicable, as an Additional Stockholder.

(g)  Compliance with Indentures. If requested by Trimaran, the Company or CAC, as applicable, shall engage (at the Company or CAC's expense, as applicable) an investment banking firm of national standing to give an opinion as to the fairness to the Company or CAC, as the case may be, of the transactions contemplated by this Agreement. Each of the Company and CAC shall use best efforts to comply with Section 4.11 of the Indenture, dated as of November 18, 2005, among El Pollo Loco, Inc. (as successor to EPL Finance Corp. by merger), EPL Intermediate, Inc. and The Bank of New York Trust Company, N.A., as trustee (the "EPL Indenture") and Section 4.11 of the Indenture, dated as of November 18, 2005, between EPL Intermediate, Inc. (as successor to EPL Intermediate Finance Corp. by merger) and The Bank of New York Trust Company, N.A., as trustee (the "Intermediate Indenture" and, together with the EPL Indenture, the Indentures), to the extent applicable, including by delivering an officer's certificate or fairness opinion if required; provided that, if either the Company or CAC are unable to so comply with the Indentures, this Agreement shall be modified by the parties but only to the extent required to so comply with the Indentures.

2.  Representations and Warranties and Other Agreements.

(a)  Representations and Warranties and Agreements of Purchaser. Purchaser represents and warrants to, and agrees with, the Company and CAC that, as of the date hereof and as of the Closing:

(i)  Any shares of capital stock (the "Shares"), notes or obligations acquired by Purchaser pursuant to this Agreement (collectively with the Shares, "Securities") are for Purchaser's own account for investment purposes or to satisfy preemptive rights pursuant to the Stockholders Agreement or the LLC Operating Agreement and not with a view to distribution of the Securities or for sale in violation of the Securities Act of 1933, as amended, and the rules and regulations in effect from time to time thereunder (the "Securities Act") or other applicable law; provided that the disposition of Purchaser's property shall at all times be within Purchaser's control.

(ii)  Purchaser has been advised by the Company and CAC that: (A) neither the offer nor sale of any Securities has been registered under the Securities Act or any state or foreign securities or "blue sky" laws and neither the Company nor CAC is required to register the Securities; (B) the Securities, when issued, are characterized as "restricted securities" under the Securities Act as they are being acquired from CAC in a transaction not involving a public offering and that Purchaser may not resell the Securities and must continue to bear the economic risk of the investment in its Securities unless the offer and sale of the Securities is subsequently registered under the Securities Act and all applicable state or foreign securities or "blue sky" laws or an exemption from such registration is available; (C) it is not anticipated that there will be any public market for the Securities in the foreseeable future; (D) when and if the Securities may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule; (E) if the Rule 144 exemption is not available, public offer or sale of any Securities without registration will require the availability of another exemption under the Securities Act; (F) a restrictive legend in the form satisfactory to CAC shall be placed on the certificates representing the Securities; and (G) a notation shall be made in the appropriate records of CAC indicating that the Securities are subject to restrictions on transfer and, if CAC should engage the services of a stock transfer agent, appropriate stop transfer restrictions will be issued to such stock transfer agent.

(iii)  Purchaser is an "accredited investor" as defined in the Securities Act and Purchaser has such knowledge, skill and experience in business, financial and investment matters so that Purchaser is capable of evaluating the merits, risks and consequences of an investment in the Securities to be purchased by it and is able to bear the economic risk of the loss of its investment.

(iv)  Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

(v)  Purchaser has all the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(vi)  This Agreement has been duly and validly authorized, executed and delivered by Purchaser.

(vii)  This Agreement constitutes the valid, binding and enforceable agreement of Purchaser except as enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditor’s rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(viii)  The execution, delivery and performance by Purchaser of this Agreement does not and will not (A) violate any provision of Purchaser's organizational documents, (B) constitute or result in a breach of or a default (or an event which, with notice or lapse of time, or both, has the potential of constituting a default) under any agreement to which Purchaser is a party, (C) violate any law binding upon Purchaser or to which any of its assets are subject or (D) require the consent of any third party or governmental body or agency, except with respect to clauses (B), (C) and (D) above, as would not reasonably be expected to have a material adverse effect on Purchaser.

(b)  Representations and Warranties of the Company and CAC. Each of the Company and CAC (each, as "Representing Party") represents and warrants, as to itself, to Purchaser that, as of the date hereof and as of the Closing:

(i)  The Representing Party is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(ii)  The Representing Party has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(iii)  This Agreement has been duly and validly authorized, executed and delivered by the Representing Party.

(iv)  This Agreement constitutes the valid, binding and enforceable agreement of the Representing Party, except as such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting creditors’ rights generally and (B) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(v)  The execution, delivery and performance by the Representing Party of this Agreement does not and will not (A) violate any provision of the Representing Party’s Certificate of Incorporation or By-laws, (B) constitute or result in a breach of or a default (or an event which, with notice or lapse of time, or both, has the potential of constituting a default) under any agreement to which the Representing Party is a party, (C) violate any law binding upon the Representing Party or to which any of its assets are subject or (D) require the consent of any third party or governmental body or agency.

(vi)  The Shares, upon issuance by CAC pursuant to this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

(vii)  Assuming the accuracy of the representations set forth in Section 2 hereof, the offer and sale of the Securities is not required to be registered under the Securities Act.

3.  Conditions to Performance.

(a)  Conditions to the Company and CAC's Obligations. The Company and CAC’s obligation to consummate the Closing is subject to satisfaction or waiver by the Company and CAC of the following conditions: (i) Purchaser or Purchaser's representative shall have paid the Investment Amount, (ii) Purchaser shall have provided notice to the Company and CAC of the form of Payment pursuant to Section 1(b) of this Agreement, and (iii) if any Shares are to be issued at the Closing, Purchaser or Purchaser's designee, as applicable, shall have executed the Joinder, if necessary.

(b)  Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the Closing is subject to satisfaction or waiver by Purchaser of the following conditions: (i) the performance by the Company and CAC at or prior to the Closing of all of the agreements of the Company contemplated to be performed hereunder at or prior to the Closing, (ii) the accuracy of the representations and warranties of the Company and CAC contained in Section 2 hereof, (iii) no statute, rule, regulation or order of any court or administrative agency being in effect which prohibits the Company, CAC or Purchaser from consummating the transactions contemplated hereby, (iv) the Company or CAC, as the case may be, shall have delivered to Purchaser, in form reasonably acceptable to Purchaser, all documents evidencing the Payment, (v) the Company shall have delivered to Purchaser evidence, in form reasonably acceptable to Purchaser, of termination of the Bond and (vi) if any Shares are to be issued at the Closing, CAC shall have executed the Joinder and any applicable amendments to the Stockholders Agreement.

4.  Survival. The representations and warranties of the parties set forth in this Agreement shall survive the Closing.

5.  Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the heirs, successors and assigns of the parties hereto.

6.  Fees and Expenses. Each of the Company and CAC shall bear its own costs and expenses, and the Company shall bear the costs and expenses of Purchaser, in connection with the negotiation, execution and delivery of this Agreement and the other documents related hereto.

7.  Assignment. None of the parties to this Agreement shall assign any rights under this Agreement without the prior written consent of the other parties hereto; provided that Purchaser may assign its rights and obligations under this Agreement to any affiliate of Purchaser (including any investor participating in Purchaser's investment program) without the consent of any party hereto, provided that such assignment shall not relieve Purchaser of its obligations under this Agreement. Except as expressly set forth in this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of each of the parties to this Agreement. Except as provided in this Section 7, any attempted assignment under this Agreement by any party to this Agreement which has not been consented to by the other parties shall be void.

8.  Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

9.  Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

10.  Headings; Execution in Counterparts. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument.

11.  Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given when delivered, if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid and when received if delivered otherwise, to the party to whom it is directed:

If to The Company:

El Pollo Loco, Inc.
c/o EPL Intermediate, Inc.
3535 Harbor Blvd., Suite 100
Costa Mesa, CA 92628
Attn: Jerry Lovejoy, Esq.
Telephone: 714-599-5085
Fax: 714-599-5563

If to CAC:

Chicken Acquisition Corp.
c/o EPL Intermediate, Inc.
3535 Harbor Blvd., Suite 100
Costa Mesa, CA 92628
Attn: Jerry Lovejoy, Esq.
Telephone: 714-599-5085
Fax: 714-599-5563

In either case, with a copy to:

Pepper Hamilton LLP
Hamilton Square
600 Fourteenth Street, N.W.
Washington, DC 20005
Attn: Robert B. Murphy, Esq.
Telephone: 202-220-1454
Fax: 202-220-1665

If to Purchaser:

Trimaran Fund II, LLC
c/o Trimaran Fund Management, L.L.C.
1325 Avenue of the Americas, 34th Floor
New York, New York 10019
Attn: Alberto Robaina
Telephone: 212-885-4735
Fax: 212-885-4350

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attn: Eileen T. Nugent
Thomas W. Greenberg
Fax: 212-735-2000

or at such other address as such party shall have specified by notice in writing to the other parties in accordance with this Section 11.

12.  Termination. This Agreement shall terminate upon the earlier of (i) issuance of a final non-appealable Judgment or termination of the Litigation, in each case, pursuant to which Purchaser is not obligated to pay any amount and (ii) mutual agreement of the parties to this Agreement.

13.  Amendment. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by each party to this Agreement. Unless otherwise specified in such waiver or consent, a waiver or consent given hereunder shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay by the parties to this Agreement in exercising any right hereunder or under the Fee Agreement shall operate as a waiver thereof.

14.  Entire Agreement. The parties agree that this Agreement and the Fee Agreement contain the entire understanding among the parties hereto relating to the matter hereof.

15.  Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any third party any rights or remedies against any party hereto.

16.  Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

IN WITNESS WHEREOF, the Company, CAC and Purchaser have executed this Agreement as of the date first above written.

EL POLLO LOCO, INC.

By:	/s/ Joseph N. Stein
Name: Joseph N. Stein
Title: Chief Financial Officer

CHICKEN ACQUISITION CORP.

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title: Vice President

TRIMARAN FUND II, LLC

By:	/s/ Dean C. Kehler
Name: Dean C. Kehler
Title:

SCHEDULE A

Promissory Note
Term Sheet

Issuer	CAC or the Company, at Purchaser's option

Term	2 Years

Principal Amount	As elected pursuant to Section 1(b) of the Payment and Subscription Agreement.

Interest
13.25% compounded annually, which rate shall increase by 0.50% per calendar quarter (with the first such increase occurring at the beginning of the second calendar quarter after Closing) up to a maximum rate of 17.5% per annum. Interest shall be paid quarterly at Purchaser's option, either in: (i) cash, (ii) a promissory note having substantially similar terms to those set forth in this Exhibit A (iii) Convertible Preferred Stock of CAC at a price of $43.22 per share on terms substantially similar to those set forth in Exhibit B of the Payment and Subscription Agreement, or (iv) Common Stock of CAC at a price of $43.22 per share.

Conversion
The outstanding principal amount of the promissory note plus any accrued but unpaid interest shall be convertible, in whole or in part, into, at Purchaser's option, (i) shares of Convertible Preferred Stock of CAC, at a price of $43.22 per share on terms substantially similar to those set forth in Exhibit B of the Payment and Subscription Agreement, or (ii) Common Stock of CAC at a price of $43.22 per share.

Covenants/Defaults	Cross default with credit agreement and bonds.

SCHEDULE B

Convertible Preferred Stock
Term Sheet

Issuer	CAC

Security	Convertible Preferred Stock

Original Issue Price	$43.22 per share. For purposes of this Term Sheet, the aggregate price for all shares of Convertible Preferred Stock issued shall be the "Preferred Investment Amount."

Voting Rights	Right to vote with the Common Stock on an As-Converted Basis. See Protective Covenants below.

Dividend
Each share of Convertible Preferred Stock will accrue a dividend, to be paid quarterly, equal to 13.25% per annum of the Original Issue Price, compounded annually, which rate shall increase by 0.50% per calendar quarter (with the first such increase occurring at the beginning of the second calendar quarter after the issuance of such share of Convertible Preferred Stock) up to a maximum rate of 17.5% per annum.

The Convertible Preferred Stock will participate on an As-Converted Basis in any dividends paid on the Common Stock.

"As Converted Basis"
"As-Converted Basis" means that Purchaser will for the relevant purpose be deemed to hold the number of shares of Common Stock that it would be entitled to receive if its Convertible Preferred Stock had been converted to Common Stock pursuant to its conversion right on or prior to the relevant date.

Liquidation Preference
Convertible Preferred Stock shall have a liquidation preference to Common Stock equal to the greater of its Original Issue Price or what the Convertible Preferred Stock would receive on an As Converted Basis upon liquidation.

Conversion
Each share of Convertible Preferred Stock will be convertible at any time into, at Purchaser's option, (i) a number of shares of Common Stock equal to the quotient of the Original Issue Price plus any accrued but unpaid dividends for the Convertible Preferred Stock divided by 43,22, subject to anti-dilution protection or (ii) a Promissory Note for an amount equal to the aggregate Original Issue Price for any shares of Convertible Preferred Stock so converted plus the aggregate of any accrued and unpaid dividends on such shares of Convertible Preferred Stock on terms substantially similar to those set forth in Exhibit B to the Payment and Subscription Agreement.

Anti-Dilution Protection	Customary weighted average anti-dilution adjustments.

Ranking	Subordinated and junior to indebtedness, senior to all other capital stock.

Protective Covenants
Customary protective covenants, including: The consent of the holders of Convertible Preferred Stock will be required for any action that would (i) alter the rights, preferences or privileges of the Convertible Preferred Stock; (ii) amend any provision of CAC's certificate of incorporation or by-laws relative to the Convertible Preferred Stock; (iii) increase or decrease the number of issued or authorized shares of Convertible Preferred Stock; (iv) create any series or class of shares having a preference or priority as to dividends or assets superior to or on a parity with that of the Convertible Preferred Stock, (v) constitute a sale, lease, pledge or other disposal of all or substantially all the assets of CAC or a merger, reorganization or similar transaction, or (vi) constitute a repurchase or redemption of other equity securities.

Registration Rights	Customary rights, as set forth in the Stockholders Agreement.

Tag-Along, Drag Along, Preemptive Rights, ROFR	Customary rights, as set forth in the Stockholders Agreement.

SCHEDULE C
Common Stock

$43.22 per share.